Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Alliance Gaming Corporation

As independent public accountants, we hereby consent to the incorporation by reference of our report dated August 15, 2001 included in the Annual Report on Form 10-K, into Alliance Gaming Corporation's Company’s previously filed Registration Statements (Nos. 33-75308, 33-45810, and 333-34077) on Form S-8.

Arthur Andersen LLP

Las Vegas, Nevada
September 24, 2001